Exhibit 99.1

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

NewsNewsNewsNewsNews

For Immediate Release:

May 26, 2004

News Media & Financial Analyst Contact:

Alan J Bedner, EVP

Chief Financial Officer

(908) 713-4308

Unity Bank Tells Success Story at Investor Conference

Clinton, NJ - Unity Bancorp, Inc (NASDAQ: UNTY), parent company of Unity Bank, reported that on May 24, 2004, James A. Hughes, Unity’s President presented the Unity Bank story to institutional investors at the Super-Community Bank Conference held at the Langham Hotel Boston, Massachusetts.

The conference was web-cast, and may be accessed at http://www.super-communitybanking.com, or on www.unitybank.com.

Mr. Hughes discussed Unity’s history from its 1991 inception to its earnings achieved for the quarter ended March 31, 2004.  Mr. Hughes’ presentation highlighted Unity’s new management team along with its current strategic focus.

Unity Bancorp’s Annual Meeting of Shareholders initially scheduled for 6:00 P.M. at the Grand Colonial at the Coach and Paddock, Clinton, New Jersey will adjourn and reconvene at 6:15 at the Perryville Inn located at 167 Perryville Road, Perryville, New Jersey. Such change in location is due to the loss of air conditioning at the Coach and Paddock location. For further information and directions to the Perryville Inn please visit Unity’s website at www.unitybank.com.

Unity Bancorp, Inc. is a financial service organization headquartered in Clinton, New Jersey, with $473 million in assets and $409 million in deposits.  Unity Bank provides financial services to retail, corporate & small business customers through its’ 13 retail service centers located in Hunterdon, Middlesex, Somerset and Union counties in New Jersey. For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.